Exhibit 99.2

NEWS RELEASE FOR INFORMATION, CONTACT: Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com	Lisa A. Indest SVP, Finance and Accounting 614.887.5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
November 10, 2010

GLIMCHER TO PRESENTAT
REITWORLD 2010, NAREIT’S ANNUAL CONVENTION

COLUMBUS, OH— November 10, 2010 —Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, announced today that Chairman and Chief Executive Officer, Michael P. Glimcher, and Executive Vice President and Chief Financial Officer, Mark E. Yale, will present an overview of the Company’s operational and financial results followed by a question and answer period at REITWORLD 2010, NAREIT’s Annual Convention, on Monday, November 15, 2010 beginning at 2:10 p.m., at The Waldorf =Astoria in New York City.  Glimcher’s live broadcast will be available on the Company’s website at www.glimcher.com.  There will be a replay available 24 hours after the presentation, which will remain on the website for ninety days.

NAREIT’s REITWORLD Convention is an annual event providing an opportunity for investors and real estate companies to come together to interact in both group discussions and one-on-one meetings.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

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